Exhibit 99.6

Talking Points for SLT Direct Report Call

JOE

Call Kickoff

•	Hi, team. I hope you all had a safe weekend.
•	Thank you all for joining this call on such short notice.
▪	This morning at 8 a.m., we will announce that HD Supply has entered into a definitive agreement to be acquired by The Home Depot for $56 per share.
•	This transaction emerged quickly and upon being presented with the offer from The Home Depot, our Board of Directors carefully reviewed and determined that this strategic acquisition is in the best interest of our associates, our customers and our shareholders.
•	The Home Depot has a deep familiarity with HD Supply, acquiring the business in 1997 before selling it to a group of private equity firms in 2007. The Home Depot has closely followed HD Supply’s journey as a public company since 2013.

•	Most importantly, The Home Depot and HD Supply share a mutual commitment to associates and customers, continuously striving to grow and develop for both.
•	This is an exciting time for both companies as this strategic acquisition presents a unique opportunity for our two companies to shape the future of MRO, enabling us to share our strengths to deliver the safest, most dependable and innovative customer experience to the living space maintenance professional.
•	For our call today, our intent is to provide you with the information we have available regarding this transaction as well as outline next steps for the day as it relates to communicating with our associates, customers and suppliers.
•	I’ll kick it over to Evan to share additional details about this transaction

EVAN

Transaction Details

•	Thanks, Joe, and good morning team.
•	As Joe stated, this morning we will announce that HD Supply has entered into a definitive agreement to be acquired by The Home Depot for $56 per share.
•	The acquisition is expected to be completed during The Home Depot’s fiscal fourth quarter, which ends on January 31, 2021, subject to applicable regulatory approval and customary closing conditions.
▪	Both HD Supply and The Home Depot will continue to operate as standalone companies until all necessary regulatory approvals are obtained and this transaction is closed so we must continue business as usual until further notice.
▪	We must continue to treat The Home Depot as a competitor and ensure we comply with antitrust regulations in any interactions between the two companies until this transaction is complete.

Talking Points for SLT Direct Report Call

▪	Both companies are fully committed to ensuring as smooth and transparent a process as possible both between now and close and as we navigate our new future as a combined entity.
▪	It is important that we continue to give our customers the superior service they have come to expect from us.
•	I will now turn the call over to Brad to walk you through next steps for the day.

BRAD

Business Voiceover

•	Thanks, Evan, and good morning team.
•	As both Joe and Evan mentioned, this is a truly exciting and unique opportunity for HD Supply to join together with The Home Depot to shape the future of MRO.
•	As you know, The Home Depot originally sold HD Supply to a group of private equity firms in 2007. In 2013, HD Supply went public, trading on NASDAQ under “HDS.” The Home Depot has closely followed HD Supply’s journey as a public company ever since.
•	Your market-leading performance over the years combined with The Home Depot’s interest in expanding its MRO fulfillment capabilities in order to meet the needs of its professional customers make this an ideal time for both companies to come together to share our strengths and find the best ways to serve the professional maintenance professional’s evolving needs together.
•	I am genuinely excited for the possibilities that lie ahead for both teams and our customers.
•	I also recognize the importance of staying focused on our customers immediate needs and not letting this announcement derail the progress we have made, particularly over the past few weeks.
•	It is critical that we continue operating business as usual during this time. Our customers need us now more than ever and we must ensure this announcement does not cause distraction or service interruption. Furthermore, our customers need to know that we are still the safest, most dependable distributor to serve their needs.
•	Anna will now walk you through the day’s activities and communications.

Talking Points for SLT Direct Report Call

ANNA

Communications Execution + Actions Requested

•	Thanks, Brad.
•	We understand that this announcement may come as a surprise to many associates and it will take time for our team to digest.
•	I am going to walk you through the execution for today’s communications, so you are better able to support your teams.
•	Both HD Supply and The Home Depot will distribute press releases to publicly announce this transaction at 8 a.m. ET today.
•	Concurrently, we will send a message from Joe to all associates announcing this transaction internally. This message will also include associate FAQs that outline the information we do have at this time.
•	Immediately following, we will distribute:

o   Manager Talking Points to all people leaders

o   Supplier & Customer Talking Points to all customer/supplier-facing associates

o   We will distribute Customer & Supplier Letters via email to all customers and suppliers today at noon as well.

•	The Senior Leadership Team will be scheduling all hands team meetings today to walk associates through this announcement and answer initial questions they may have. Please be on the lookout for your respective organization’s meeting invite and make every effort to attend.
•	Later this morning, I will also be meeting with the Sales leaders to align on our approach for direct follow ups to top customers. Alyssa will work directly with Sami to handle direct Supplier follow ups.

Actions Requested

•	Immediately following this call, you will receive all talking points and resources referenced.
•	Please take a few moments to familiarize yourself with this information and utilize the talking points and FAQs to field questions from your teams.

Talking Points for SLT Direct Report Call

BRAD

Closing

•	I recognize we do not have all the answers our associates may ask us, but we are fully committed to being as transparent as possible over the coming weeks.
•	We will be sharing weekly status updates with the latest information and FAQs beginning next week to keep our associates as informed as possible.
•	Your leadership over the coming days will be critical and I appreciate your support in advance.
•	Let’s have a great week serving our customers and Executing with Excellence every step of the way.

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Talking Points for SLT Direct Report Call

Additional Information

Under the terms of the acquisition agreement, Coronado Acquisition Sub Inc., a subsidiary of The Home Depot, Inc., will commence a cash tender offer to purchase all of the outstanding shares of the Company’s common stock. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common stock of the Company or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by The Home Depot, Inc. and Coronado Acquisition Sub Inc., and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by the Company. The offer to purchase common stock of the Company will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer that will be named in the tender offer statement on Schedule TO. Copies of the documents filed with the SEC by the Company, including the solicitation/recommendation statement on Schedule 14D-9, will be available free of charge on the Company’s internet website at https://ir.hdsupply.com/investors.

Forward-Looking Statements

This document, including the exhibits attached hereto and incorporated herein, contains forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. Generally, these statements may be identified by the use of words such as “expect,” “intend,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. These forward-looking statements are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements made herein with respect to the tender offer, the acquisition and related transactions, including, for example, the timing of the completion of the acquisition and the potential benefits of the acquisition , reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (i) uncertainties as to the timing of the tender offer and the acquisition; (ii) uncertainties as to how many Company stockholders will tender their shares in the tender offer; (iii) the possibility that competing acquisition proposals will be made; (iv) the possibility that the Company will terminate the acquisition agreement to enter into an alternative transaction; (v) the possibility that various closing conditions for the transactions contemplated by the acquisition agreement may not be satisfied or waived; (vi) the risk that the acquisition agreement may be terminated in circumstances requiring the Company to pay a termination fee; (vii) the potential impact of the announcement or consummation of the proposed transactions on the Company’s relationships, including with employees, suppliers and customers; and (viii) the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2020 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer materials filed and to be filed by The Home Depot, Inc. and Coronado Acquisition Sub Inc. in connection with the tender offer and the solicitation/recommendation statement to be filed by the Company. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.